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As filed with the Securities and Exchange Commission on December 3, 2003

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MSC.SOFTWARE CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	95-2239450 (I.R.S. Employer Identification No.)
2 MacArthur Place Santa Ana, California 92707 (Address, Including Zip Code, of Principal Executive Offices)

MSC.Software Corporation Profit Sharing Plan
(Full Title of the Plan)

Louis A. Greco
MSC.Software Corporation
2 MacArthur Place
Santa Ana, California 92707
(714) 540-8900
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

COPY TO:

Richard A. Boehmer, Esq.
O'Melveny & Myers LLP
400 South Hope Street
Los Angeles, California 90071-2899

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $0.001 per share	1,000,000(1)(2) shares	$9.86(3)	$9,860,000(3)	$798(3)

Interests in the Plan	(1)

(1)
This Registration Statement covers, in addition to the number of shares of MSC.Software Corporation, a Delaware corporation (the "Company"), common stock, par value $0.001 per share (the "Common Stock"), stated above and, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the "Securities Act"), an additional indeterminate number of shares, rights, and interests in the MSC.Software Corporation Profit Sharing Plan (the "Plan") that may become subject to the Plan as a result of one or more adjustments under the Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)
Each share is accompanied by a right (a "Right") to acquire, initially, one one-hundredth of a share of Junior Participating Preferred Stock pursuant to the Rights Agreement, dated as of October 5, 1998, between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent.

(3)
Pursuant to Rule 457(h), the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low prices of a share of Common Stock on December 2, 2003, as reported on the New York Stock Exchange.

The Exhibit Index for this Registration Statement is at page 8.

PART I

INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS

        The document(s) containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to employees as specified by Securities Act Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Securities Act Rule 424. These documents, which include the statement of availability required by Item 2 of Form S-8, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

        The following documents of the Company filed with the Commission are incorporated herein by reference:

    (a)
    The Company's Annual Report on Form 10-K/A for its fiscal year ended December 31, 2002, filed with the Commission on March 31, 2003, as amended on October 29, 2003 (Commission File No. 001-08722);

    (b)
    The Company's Quarterly Reports on Form 10-Q/A for its fiscal quarters ended March 31, 2003, June 30, 2003, and September 30, 2003, filed with the Commission on May 13, 2003, (subsequently amended on October 29, 2003), August 14, 2003 (subsequently amended on October 29, 2003), and November 14, 2003, respectively (Commission File No. 001-08722);

    (c)
    The Company's Current Reports on Form 8-K filed with the Commission on April 29, 2003, May 1, 2003, and June 5, 2003 (Commission File No. 001-08722);

    (d)
    The Plan's Annual Report on Form 11-K for the fiscal year ended December 31, 2002 (Commission File No. 001-08722); and

    (e)
    The description of the Company's Common Stock contained in its Registration Statement on Form 8-A, filed with the Commission on May 22, 1996 (Commission File No. 001-08722), and any amendment or report filed for the purpose of updating such description.

    (f)
    The description of the Company's Rights contained in its Registration Statement on Form 8-A, filed with the Commission on October 13, 1998 (Commission File No. 001-08722), and any amendment or report filed for the purpose of updating such description.

        All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4. Description of Securities

        The Company's Common Stock and related Rights are registered pursuant to Section 12 of the Exchange Act, and therefore, the description of securities is omitted.

Item 5. Interests of Named Experts and Counsel

        Not applicable.

Item 6. Indemnification of Directors and Officers

        Delaware law provides for the indemnification of officers and directors in terms sufficiently broad to include indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Pursuant to Section 145 of the Delaware General Corporation Law, a corporation may indemnify an officer or director if that person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to criminal actions or proceedings, had no reason to believe the conduct was unlawful.

        The Company has adopted provisions in its Bylaws which limit the liability of its directors and officers to the fullest extent permitted by Delaware law. The Company will indemnify its directors and officers for claims against them arising out of their duties as directors or officers of the Company. Such indemnification includes any attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement and amounts expended in seeking indemnification granted for such person under applicable law, the Bylaws or any agreement with the Company reasonably incurred by a director or officer, provided such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company. The Company may also advance expenses (including attorneys' fees) to its directors and officers relating to such claims. The Company has purchased and maintains insurance covering any liabilities asserted against and incurred by its directors and officers acting in such capacities, whether or not the Company would have the power or obligation to indemnify such directors or officers under its Bylaws.

Item 7. Exemption from Registration Claimed

        Not applicable.

Item 8. Exhibits

        See the attached Exhibit Index on page 8, which is incorporated herein by reference. An opinion of counsel as to the legality of the securities being registered is not included as such securities are not original issuance securities. The undersigned registrant hereby undertakes that it will submit the Plan and any amendment thereto to the Internal Revenue Service in a timely manner and will make all changes required by the Internal Revenue Service in order to qualify the Plan.

Item 9. Undertakings

        (a)   The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii)   To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

          provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (h)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers and controlling persons of the registrant pursuant to the provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        The Registrant.    Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Ana, State of California, on December 3, 2003.

MSC.SOFTWARE CORPORATION

By:	/s/ LOUIS A. GRECO Louis A. Greco Executive Vice President, Chief Financial Officer and Corporate Secretary

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Frank Perna, Jr. and Louis A. Greco, and each of them, acting individually and without the other, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them individually, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ FRANK PERNA, JR. Frank Perna, Jr.	Chairman and Chief Executive Officer (Principal Executive Officer)	December 3, 2003
/s/ LOUIS A. GRECO Louis A. Greco	Executive Vice President, Chief Financial Officer and Corporate Secretary (Principal Financial and Accounting Officer)	December 3, 2003
/s/ LARRY S. BARELS Larry S. Barels	Director	December 3, 2003
/s/ DONALD GLICKMAN Donald Glickman	Director	December 3, 2003

/s/ WILLIAM F. GRUN William F. Grun	Director	December 3, 2003
George N. Riordan	Director	December 3, 2003

        The Plan.    Pursuant to the requirements of the Securities Act, the Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Ana, State of California, on December 3, 2003.

MSC.SOFTWARE CORPORATION PROFIT SHARING PLAN

By:	/s/ LOUIS A. GRECO Louis A. Greco, Executive Vice President, Chief Financial Officer and Corporate Secretary, MSC.Software Corporation

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4.1	MSC.Software Corporation Profit Sharing Plan.
4.2	Trust Agreement for the MSC.Software Corporation Profit Sharing Plan
23.1	Independent Auditors' Consent (KPMG LLP).
23.2	Consent of Independent Auditors (Ernst & Young LLP)
23.3	Independent Auditors' Consent (KPMG LLP)
24.	Power of Attorney (included in this Registration Statement under "Signatures").

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PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Certain Documents by Reference
  Item 4. Description of Securities
  Item 5. Interests of Named Experts and Counsel
  Item 6. Indemnification of Directors and Officers
  Item 7. Exemption from Registration Claimed
  Item 8. Exhibits
  Item 9. Undertakings
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX